Exhibit 99.1

For Immediate Release
For More Information Contact:

Lani Jordan, CHS Inc.	Lydia Botham, Land O’Lakes, Inc.
651-355-4946	651-481-2123
lani.jordan@chsinc.com	lrbotham@landolakes.com

Martin Scallon, La Coop fédérée
514-247-8509
martin.scallon@lacoop.coop
La Coop Fédérée to Acquire Agronomy Company of Canada Ltd.
Purchase Agreement Signed
Ontario, Canada (October 31, 2008) ... La Coop fédérée, Land O’Lakes, Inc. and CHS Inc. today announced the signing of a share purchase agreement under which La Coop fédérée will acquire the shares of Agronomy Company of Canada Ltd. (ACC), a Land O’Lakes/CHS 50-50 joint venture. Terms of the acquisition, expected to close December 31, 2008, were not disclosed.
In the transaction, La Coop fédérée will acquire the shares of ACC including:
▪	The ACC corporate office and grain assets based in Belton, Ontario;

▪	Wellburn Agromart Limited, a crop inputs and grain subsidiary of ACC located in Wellburn, Ontario;

▪	An ownership position in 20 Agromart retail businesses across four Eastern Canadian Provinces, operated as joint ventures between ACC and independent business partners, with ACC continuing as a joint venture partner (owned by La Coop fédérée);

▪	Indirect ownership interests in affiliated companies serving the Agromart businesses, including Agromart Terminals, Inc. and Agromart Processing Company, Inc.
Claude Lafleur, La Coop fédérée Chief Executive Officer, said the acquisition supports the Canadian cooperative’s focus on being the first cooperative marketer and supplier in Eastern Canada for Canadian agricultural producers. “For some years now, La Coop fédérée has been pursuing its expansion throughout Canada thanks to acquisitions comparable to the one being announced today. We are convinced that our expertise, when combined with that of our new partners involved in this transaction, will benefit all our clients,” Lafleur said.
Land O’Lakes and CHS also positioned the transaction as a positive strategic initiative.
-more-

ACC — Page 2 of 2
“This transaction enables us to further intensify our focus on wholesale crop nutrients and crop protection products,” Land O’Lakes President and CEO Chris Policinski and CHS President and CEO John Johnson said in a joint statement. “Further, we were pleased to be able to position Agronomy Company of Canada with a buyer that offers considerable experience and expertise within the inputs, seed and crop protection industry. We believe this transaction is a positive strategic move for Land O’Lakes and CHS, La Coop fédérée and ACC.”
La Co-op fédérée (www.lacoop. coop) is a federation of agricultural cooperatives in the province of Quebec, Canada. Originally founded in 1922, it is now comprised of 95 cooperatives belonging to 76,000 members. These cooperatives meet the many and varied needs of both agricultural producers and consumers who joined together for greater access to high quality products and services at competitive prices. In fact, as a wholesaler, La Coop fédérée supplies farmers in Quebec, Ontario and New Brunswick with the goods and services required to operate their businesses, including hardware and oil products. Furthermore, through its subsidiary company, Olymel L.P., La Coop fédérée is involved in the processing and marketing of pork and poultry products on local and international markets. La Coop fédérée and its network of affiliated cooperatives employ nearly 17,000 people with cumulative sales approaching 5 billion dollars.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $11 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 U.S. states and more than 50 countries. It is a leading marketer of a full line of dairy foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives around the world. A Fortune 200 company, CHS is owned by farmers, ranchers and cooperatives, along with thousands of preferred stockholders, from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS is listed on the NASDAQ as CHSCP.
###